Exhibit 99.2

GOVERNOR BOB KERREY JOINS U.S. RARE EARTHS BOARD OF DIRECTORS

U.S. Rare Earths’ Chairman Welcomes Kerrey’s Experience with Strategic Issues

NEW YORK, July 1, 2013 /PRNewswire/ -- U.S. Rare Earths, Inc., "UREE", (OTCBB: UREE), a rare earths exploration company with mining claims in Idaho, Montana, and Colorado, announced today the appointment of J. Robert Kerrey, former U.S. Senator and Governor of Nebraska, to the Company’s Board of Directors.

“We are delighted to add an independent Director with Bob’s wide range of experience, and his familiarity with critical issues of national importance.  It should now become clear that we are in the process at UREE of building an extremely accomplished team on the Board of Directors. Our intention is to establish a free market approach within the Rare Earths sector.  Moreover, in creating a U.S. marketplace, we are hoping to put an end to the global Chinese monopoly that currently exists,” said U.S. Rare Earths Chairman of the Board, Victor Lattimore.

“For the sake of America's national security, it is critically important that we develop a reliable supply of rare earths, a critical ingredient for much of the technology that is generating the jobs of tomorrow,” said Governor Kerrey. “I am honored to serve on the board of a company whose mission is to get this important work done.”

Bob Kerrey served as Governor of Nebraska from 1983 to 1987, and was later elected to two terms as U.S. Senator from Nebraska, retiring in 2000.  While serving in the Senate, Governor Kerrey sat on the Senate Select Intelligence Committee, which exercises oversight authority over all U.S. intelligence agencies including the military intelligence program.

“It is essential that the U.S. create its own internal domestic supply of these vital rare earth elements. America must also develop the standard for a complete REE supply chain, which allows for the foundation of a truly independent global marketplace.

The strategy at UREE is to assemble a prominent management team and Board of Directors to address the solution for domestic future growth in high tech manufacturing, the alternative energy and green energy sectors and more importantly provide supply chain certainty for American defense logistics.

As the distinction between companies with light rare earth resources and companies that possess both light and heavy rare earths become more apparent to the marketplace, it is our primary goal to position UREE to fill the need for a free market company to create an alternative to the current world monopoly.

By creating a domestic U.S. supply, the result will be self-sufficiency, reducing the world’s current dependency on China and allowing for the adaptation of a truly free markets approach that will create needed, meaningful jobs back here in America.

Governor Kerrey plays an important role in realizing these strategic goals of the company,” said Kevin Cassidy, CEO of U.S. Rare Earths, Inc.

A former member of the elite Navy SEAL Team, Governor Kerrey is a highly decorated Viet Nam veteran who was awarded the Congressional Medal of Honor -- America's highest military honor.

From 2001 to 2010, Governor Kerrey served as President of the New School for Social Research in New York City, and as President Emeritus until January 2013.  Under his leadership, The New School experienced an unprecedented period of growth, during which a record $198 million was raised for scholarships, professorships, capital projects, major conferences and cutting-edge research.  During Governor Kerrey’s tenure, the university made great progress in its international efforts, launching the India China Institute, a think-tank with major outposts in New York, Mumbai and Beijing.

After his Senate service, Governor Kerrey was an active member of the 9/11 Commission, an advisory board member of the Iraq and Afghanistan Veterans Association, co-chair of the Concord Coalition, and was active in the Natural Resources Defense Council.

Prior to his public service in Nebraska, the U.S. Senate and in academia, Bob Kerrey was a self-made businessman who -- upon returning from the Vietnam War and starting from scratch in 1972 -- built a chain of highly successful restaurants and health clubs that now employ more than 900 people.

U.S. Rare Earths holds drill permits for six Rare Earths properties across three states.  The Company’s properties in the Lemhi Pass region have been recognized in the U.S. Department of Energy's Critical Materials Strategy publications to have significant showings of Heavy Rare Earth Elements, in particular for the five Rare Earths identified by DOE as being at "Critical Risk": Dysprosium, Europium, Neodymium, Terbium and Yttrium.

About U.S. Rare Earths, Inc.:

U.S. Rare Earths, Inc. ("UREE", "U.S. Rare Earths" or the "Company") is a mineral exploration, mining and claims acquisition company based in Lonoke, AR. Formerly Colorado Rare Earths, Inc., the Company holds over 12,000 acres of mining claims for rare-earth elements in Colorado, Idaho and Montana. In Colorado, these claims include the Powderhorn Property in Gunnison County, and Wet Mountain Property in Fremont and Custer Counties. Idaho/Montana claims include the Lemhi Pass Property in Lemhi County, Idaho and Beaverhead County, Montana, the Diamond Creek and North Fork Properties in Lemhi County, Idaho and the Sheep Creek Property in Ravalli County, Montana. The mention of REE in the Lemhi Pass area is almost entirely synonymous with UREE.

Rare earth elements are critical to many existing and emerging 21st century applications including clean-energy technologies such as hybrid cars and electric vehicles; high-technology applications including cell phones and digital music players; hard disk drives used in computers; microphones; fiber optics; lasers; and in addition, critical defense applications such as global positioning systems, radar and sonar; and advanced water treatment applications, including those for industrial, military, homeland security, domestic and foreign aid use.

For more information visit www.usrareearths.com.

Safe Harbor Statement. Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates, " "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, rare-earth industry risks, estimates of mineralized materials, litigation risks, plans to raise capital, and board, management and governance risks. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's SEC filings. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Rubenstein Public Relations

Contact: Jonathan Goldberg Tel: 212.843.9335

Email: jgoldberg@rubensteinpr.com

SOURCE U.S. Rare Earths, Inc.

Web site: http://www.usrareearths.com